UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12a

FERMI INC.

(Name of Registrant as Specified in Its Charter)

VICKSBURG INVESTMENTS MANAGEMENT LLC

TOBY R. NEUGEBAUER

MELISSA A. NEUGEBAUER 2020 TRUST

DAVID A. DAGLIO

CHARLES M. ELSON

JOHN T. JIMENEZ

JANET YANG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials.

On May 12, 2026, Toby R. Neugebauer, together with the other participants named herein, issued a press release:

Toby Neugebauer Wins In Court, Responds to New Fermi Defensive Actions

“If Fermi’s desperate defensive Bylaw amendments stand, it raises questions about the extent to which Texas corporate governance law will actually protect shareholder interests."

Court denied Fermi’s attempt to prevent shareholders from convening the May 29 Special Meeting and communicating about it

Hours after losing in court, the Company adopted reactionary bylaw amendments in a last-ditch effort to entrench the Board even further

Today’s earnings call reflects no material tenant, permitting, or financial progress since Mr. Neugebauer’s removal without cause on April 17

DALLAS, May 14, 2026 – Toby Neugebauer, co-founder and largest shareholder of Fermi Inc. (“Fermi” or the “Company”), today issued the following statement in response to an order from the US District Court for the Northern District of Texas (the “Court”) denying Fermi’s application for temporary restraining order and request for a preliminary injunction that sought to prevent the Special Meeting of Shareholders called by Mr. Neugebauer for May 29, 2026 (the “Special Meeting”).

Mr. Neugebauer also addressed bylaw amendments adopted by Fermi hours after the Court’s decision that would have the effect of increasing the threshold to seat new directors at any special meeting to 70% of outstanding shares and a new lawsuit filed by Fermi seeking judicial clearance of these reactionary, defensive amendments. Less than seven months ago, shareholders invested in the Company based on the bylaws requiring only 50% of outstanding shares.

“Fermi attempted to go to court to silence us. I am grateful for the Court’s rejection of Fermi’s attempts to prevent shareholders from exercising their fundamental rights to convene the Special Meeting and communicate about it.

Rather than respect the Court’s decision and allow shareholders to decide the future of Fermi, a small group of board members immediately adopted reactionary, defensive bylaws that would, if upheld, make it nearly impossible for shareholders to expand the board and seat new directors. Every shareholder should contest this attempt to change the rules two weeks before a shareholder meeting. It is an unprecedented act of entrenchment – they’re simply running scared because they don’t want shareholders to have a real voice.

If Fermi’s desperate action stands, it raises questions about the extent to which Texas corporate governance law will actually protect shareholder interests.

We want to maximize value and will not stop until shareholders have their say. The highly qualified director nominees will stand for election and bring the sound, accountable, Texas-style governance this company deserves.

What was accomplished under my leadership cannot be taken away by political-style attacks. Prior to my and the previous leadership team’s departure, and with little support or engagement from the other Company’s co-founders, Project Matador’s potential as one of the most strategically valuable energy and land assets in the country was realized, with over 2 GW of total power generation, ~6 GW permitted, initial construction complete, and approximately $1 billion in financing closed. Rather than build on that success, three board members voted to terminate me without cause, and seven of the Company's top executives and critical execution team members, including those responsible for tenant acquisition, permitting, and financial stewardship have departed since my termination.

After today's earnings call, we remain convinced Fermi requires a dual-path process to maximize shareholder value. A 90-day plan is not the answer, shareholders have already waited far too long. We believe the clearest path to maximizing value for all shareholders is a full-market value sale or strategic partnership. I called this special meeting and nominated this slate to ensure the Board considers every option, including a strategic process that explores exactly that.

We will take all actions to ensure that shareholders finally have their say in how to maximize the Company’s value.”

Under Mr. Neugebauer’s leadership, the Company created and materially developed Project Matador, a world-class asset, that is likely to be highly desirable to third parties:

●	Signed a 99-year ground lease with the Texas Tech University System;

●	Secured over 2 GW of total power generation (once in combined cycle including Xcel);

●	Obtained the nation's second largest ~6 GW Clean Air Permit, with an additional ~5 GW Permit filed with TCEQ;

●	Secured ~$1 billion in finance facilities, the majority from the world's leading infrastructure lender ($500 million from Mitsubishi UFJ Financial Group (MUFG));

●	Negotiated significant tax abatements with local and county districts;

●	Filed a free trade zone application, which required significant local, state, and federal approvals;

●	Assembled one of the top nuclear teams in the world, having successfully built 16 reactors to date, on time and on budget;

●	Submitted the first large-scale nuclear combined operating license application that was accepted for review by the Nuclear Regulatory Commission (NRC) in over 15 years;

●	The Nuclear Regulatory Commission announced Project Matador as an inaugural participant in the environmental impact statement pilot program to expedite nuclear regulatory approvals;

●	Partnered with Hyundai E&C—the only company to have successfully built 24 nuclear reactors globally, ten of them simultaneously, on time and on budget;

●	Hyundai E&C initiated Fermi's front-end engineering design study and featured Fermi's nuclear leadership at its large-scale Nuclear Technology Seminar in Dallas to engage contractors and strengthen U.S. nuclear supply chain and workforce readiness;

●	Ordered key nuclear long lead time equipment from Doosan Enerbility;

●	Installed 450MMcfpd natural gas pipeline;

●	Secured 2.5MGD of water from the City of Amarillo and a path to ~18.5MGD of maximum peaking availability via site adjacent properties, with water line and tower one complete;

●	Secured up to 200 MW power agreement with Xcel and constructed 86 MW tie in;

●	Garnered significant amounts of high-voltage electrical equipment;

●	Received first six Siemens SGT800s in port in Houston; and

●	GE 6B Frame turbines acquired and being refurbished in Houston.

Important Information

Mr. Neugebauer and two of his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the "Fermi Founder Parties"), together with David A. Daglio, Charles M. Elson, John T. Jimenez and Janet Yang (collectively, in such capacity, the "May 29 Meeting Participants"), intend to file a definitive proxy statement on Schedule 14A, accompanying BLUE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies with respect to the election of the Fermi Founder Parties' slate of director candidates and other proposals that may come before the special meeting of shareholder called for May 29, 2026 (the "May 29 Meeting").

The Fermi Founder Parties and David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, in such capacity, the "Shareholder-Called Special Meeting Participants" and together with the May 29 Meeting Participants, the "Participants") intend to file a definitive proxy statement on Schedule 14A, accompanying GREEN agent designations card, and other relevant documents with the SEC in connection with the solicitation of proxies with respect to the solicitation of agent designations for calling a special meeting of shareholders anticipated to be held on or around June 30, 2026 (the "Shareholder-Called Special Meeting").

THE APPLICABLE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE APPLICABLE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE BLUE PROXY CARD AND THE GREEN PROXY CARD, AS APPLICABLE, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE APPLICABLE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The Fermi Founder Parties filed a Schedule 13G with respect to the Company on November 14, 2025, which reported that Mr. Neugebauer beneficially owns 139,016,035 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), Vicksburg Investments Management LLC beneficially owns 44,656,376 shares of Common Stock, and Melissa A. Neugebauer 2020 Trust beneficially owns 94,359,659 shares of Common Stock. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

3